PIZZA INN ANNOUNCES 1ST QUARTER FINANCIAL RESULTS

THE COLONY, TEXAS -OCTOBER 22, 2004- PIZZA INN, INC. (NASDAQ:PZZI) today reported earnings per share for its first quarter ended September 26, 2004 of 3 cents versus 5 cents for the same quarter last year. Net income was $285,000 versus $504,000, on revenues of $14.4 million versus $15.4 million in the previous year. The same quarter last year included higher international royalties resulting from the collection of approximately $173,000 of previously unrecorded past due royalties. Comparable same-store sales finished up 0.1% for the quarter.

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meeting of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pizza Inn's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant industry, competition within each of the restaurant industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, commodity, insurance and labor costs.

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Distribution Services. Pizza Inn represents over 400 restaurants with annual sales of approximately $170 million.

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PIZZA INN, INC.
(In thousands, except share and per share amounts)





                                                       Sept. 26,    Sept. 28,
                                                           2004         2003
                                                    -----------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    14,421  $    15,376

Income before taxes. . . . . . . . . . . . . . . .  $       441  $       764

Net Income . . . . . . . . . . . . . . . . . . . .  $       285  $       504

Diluted earnings per share . . . . . . . . . . . .  $      0.03  $      0.05

Basic earnings per share . . . . . . . . . . . . .  $      0.03  $      0.05

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,168,621   10,086,059
   Basic . . . . . . . . . . . . . . . . . . . . .   10,133,674   10,059,223

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